Exhibit 99.1

Media Contact:	Investor Contact:
Tony Welz	Tania Almond
Principal	Investor Relations Officer
Welz & Weisel Communications	Sourcefire, Inc.
703.218.3555 x226	410.423.1919
tony@w2comm.com	tania.almond@sourcefire.com
WAYNE JACKSON TO STEP DOWN AS SOURCEFIRE®
CHIEF EXECUTIVE OFFICER
Board Announces Search for New CEO; Jackson Intends to Remain Through Transition
Columbia, MD — February 27, 2008 — Open source innovator and Snort® creator, Sourcefire, Inc. (Nasdaq: FIRE), a leader in Enterprise Threat Management, today announced that E. Wayne Jackson, III has decided to step down as the Company’s Chief Executive Officer to pursue other opportunities. The Company’s Board of Directors has initiated an external search process for a new Chief Executive Officer to succeed Mr. Jackson who has informed the Board of his intention to stay in his current role as Chief Executive Officer until the Company hires a successor to ensure a successful transition to new leadership.
Separately, in keeping with emerging best practices of corporate governance, the Company’s Board of Directors has decided to separate the roles of Chief Executive Officer and Chairman of the Board of Directors. To that end, the Board has designated Joseph R. Chinnici, who previously served as the Company’s lead outside director, to serve as Non-Executive Chairman of the Board.
Mr. Jackson said, “I am deeply proud of all that we have accomplished at Sourcefire over the course of the past six years. Together, we have taken this company from a fledgling start-up to a dynamic public company that is well poised for future growth. Having successfully completed this important phase of Sourcefire’s history as well as its IPO, I indicated to the Board that now is the appropriate time to transition to new leadership that will take the company to the next level as I take on new opportunities and challenges. I look forward to continuing to work with my colleagues at Sourcefire to ensure a smooth transition.”
Mr. Chinnici said, “The entire Board is extremely grateful for all that Wayne has done to build Sourcefire into a world leader in intrusion prevention, helping to transform the way organizations manage and minimize network security risks and threats. He is a true innovator and has provided visionary leadership through the early stages of the Company’s development.
“Sourcefire has tremendous prospects, based on its strong products and relationships and highly experienced management team, including President and Chief Operating Officer Tom McDonough and Chief Financial Officer Todd Headley. Marty Roesch, Founder of the Company, Director and Chief Technology Officer, continues to drive the innovation to enhance the services provided to customers. Having brought the Company to this point, Wayne is ready for new challenges and Sourcefire is prepared for a new Chief Executive who will build the operational and execution capabilities we need to manage our continued growth and increase shareholder value. We look forward to attracting a talented leader who will help the company fully realize this potential for customers, shareholders and employees.”
About Sourcefire
Sourcefire, Inc. (Nasdaq: FIRE), Snort creator and open source innovator, is a world leader in Enterprise Threat Management (ETM) solutions. Sourcefire is transforming the way Global 2000 organizations and government agencies manage and minimize network security risks with its 3D Approach - Discover, Determine, Defend - to securing real networks. The Sourcefire 3D™ System is the first to unify IPS, NBA, NAC and Vulnerability Assessment technologies under the same management console. This ETM approach equips customers with an efficient and effective layered security defense - protecting network assets before, during and after an attack. Today, the names Sourcefire and founder Martin Roesch have grown synonymous with innovation and network security intelligence. For more information about Sourcefire, please visit http://www.sourcefire.com.
The following product categories are represented by the acronyms: Intrusion Prevention System (IPS); Network Behavior Analysis (NBA); Network Access Control (NAC); Vulnerability Assessment (VA).
SOURCEFIRE® , SNORT® , the Sourcefire logo, the Snort and Pig logo, SECURITY FOR THE REAL WORLD™, SOURCEFIRE DEFENSE CENTER™, SOURCEFIRE 3D™, RNA™, DAEMONLOGGER™, CLAMAV™, SOURCEFIRE SOLUTIONS NETWORK™, and certain other trademarks and logos are trademarks or registered trademarks of Sourcefire, Inc. in the United States and other countries. Other company, product and service names may be trademarks or service marks of others.
Cautionary Language Concerning Forward-Looking Statements
The statements contained in this release that are not historical facts are “forward-looking statements” (as such term is defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties. These statements include our expectations regarding Mr. Jackson’s continued service with the company until his successor is appointed, our ability to locate and appoint a qualified successor to Mr. Jackson, and our future performance and growth. Management cautions the reader that these forward-looking statements are only predictions and are subject to a number of both known and unknown risks and uncertainties, and actual results, performance, and/or achievements of Sourcefire may differ materially from the future results, performance, and/or achievements expressed or implied by these forward-looking statements as a result of a number of factors. These factors include, without limitation, the uncertainties associated with locating and appointing a qualified person to serve as chief executive officer in a timely fashion, uncertainties concerning reactions of employees, partners, customers and investors to the transition of the chief executive officer, and those risks and uncertainties described in the “Risk Factors” section of Sourcefire’s Form 10-Q for the quarter ended September 30, 2007, filed with the Securities and Exchange Commission on November 7, 2007, and other factors included from time to time in the reports filed by Sourcefire with the Securities and Exchange Commission. Sourcefire undertakes no obligation to update any forward-looking statements.
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